August 31, 2022

U.S. Securities and Exchange Commission

Division of Corporation Finance

100 F Street, NE

Washington, D.C. 20549-0405

RE: Sky Quarry, Inc. Form 1-U (File No. 024-11574)

We have read the statements made by Sky Quarry, Inc. in the above referenced file, which we understand will be filed with the Securities and Exchange Commission, pursuant to Item 4(a) of Form 1-U, as part of the Form 1-U of Sky Quarry, Inc. dated August 30, 2022. We agree with the statements concerning our Firm in such Form 1-U.

Very truly yours,

IndigoSpire CPA Group, LLC is a registered Colorado limited liability company | Firm license: FRM.5000271